Exhibit D-15

                          COMMONWEALTH OF PENNSYLVANIA
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION
                    P.O. BOX 3265, HARRISBURG, PA 17105-3265



                                                FEBRUARY 4, 2003



RYAN RUSSELL OGDEN & SELTZER LLP
SUITE 301
1100 BERKSHIRE BLVD
READING PA 19610-1221
ATTN: MR W EDWIN OGDEN

       Re: G-00020987 - Affiliated  Interest Agreement between
       FirstEnergy Corp and FirstEnergy Service Company

Dear Mr. Ogden:

       On October 31, 2002, FirstEnergy Corp ("FirstEnergy") filed an Affiliated Interest Agreement with FirstEnergy Service Company. ("ServeCo"). This Agreement was filed in accordance with the requirements of Section 2102(b) of the Public Utility Code, 66 Pa. C.S.ss.2102(b).

       This Affiliated Interest Agreement concerns a Service Agreement between ServeCo and FirstEnergy; whereas ServeCo will provide various services to FirstEnergy's utility subsidiaries in Pennsylvania.

       As a result of the FirstEnergy/GPU merger, FirstEnergy became a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). The Securities and Exchange Commission ("SEC") has directed
FirstEnergy to file an application seeking authorization for ServeCo (as a wholly-owned FirstEnergy subsidiary) to provide all common corporate services to FirstEnergy and its utility and non-utility subsidiaries. Basically, ServeCo will replace the former GPU Service, Inc. as the primary provider of various corporate, managerial and administrative support services to Metropolitan Edison Company ("Met Ed"), Pennsylvania Electric Company ("Penelec") and Pennsylvania Power Company ("Penn Power"). ServeCo will not perform the "operations" services for FirstEnergy's Pennsylvania utility subsidiaries, which are organized and conduct their operations on a regional basis as separate business units.

       ServeCo will be a mutual service company in accordance with Rules 87, 88 and 93 under PUHCA. As such, cost accounting procedures will be implemented consistent with the "at-cost" provisions of Rules 90 and 91 under PUHCA.

       FirstEnergy is planning implementation of this Service Agreement on April 1, 2003.

       Upon review of the Company's filing, it does not appear that this filing is unreasonable or contrary to the public interest. Therefore, this filing is hereby approved. However, approval of this filing does not constitute a determination that such filing is consistent with the public interest, and that the associated costs or expenses are reasonable or prudent for the purposes of


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determining just and reasonable rates. Furthermore, the Commission's approval is contingent upon the possibility that subsequent audits, reviews, and inquiry, in any Commission proceeding, maybe conducted, pursuant to 66 Pa. C. S.ss.ss.2102, et seq.

       In  addition,   this  approval  will  apply  only  to  the  agreement(s),
service(s), matters, and parties specifically and clearly defined under this instant filing as well as under any associated and previously filed filings.


                                                Sincerely,


                                                /s/ James J. McNulty
                                                _______________________
                                                    James J. McNulty
                                                    Secretary


Cc: Kerry Klinefelter, FUS
    Janet Patrick, Secretary's Bureau